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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Shareholders of
 Legacy Software, Inc.

    We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated November 8, 1995, except for Note 8 which is as of January 17, 1996, relating to the financial statements and schedule of Legacy Software, Inc. which are contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue as a going concern.

    We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                          BDO SEIDMAN, LLP


Los Angeles, California
May 5, 1996